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Shareholder Notice No. 2012-02

Subject: Repurchase of Subclass B1 Membership Excess Capital Stock and Subclass B2 Activity-based Excess Capital Stock

Dated: March 23, 2012

FHLBank Atlanta will repurchase up to $700 million of Subclass B1 Membership excess capital stock and Subclass B2 Activity-based excess capital stock on April 9, 2012 (the Repurchase Date). The amount of excess stock to be repurchased from any shareholder will be based on the shareholder's total excess capital stock as of March 30, 2012.1

If a shareholder had no excess stock on March 30, 2012, or has no excess stock on the Repurchase Date, the Bank will not repurchase any excess stock from that shareholder on the Repurchase Date. Shareholders with excess stock on the Repurchase Date may not opt out of the repurchase.

The Bank will credit the proceeds from the repurchase of any excess stock to each shareholder's daily investment account at the close of business on April 9, 2012. Funds will be available on the next business day. The repurchase of excess capital stock is subject to the Bank continuing to meet all applicable statutory and regulatory conditions for an excess stock repurchase and all other conditions provided in the Bank's Capital Plan.

For questions about the excess stock repurchase, please call the Funding Desk at 800.536.9650, extension 8011.

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The Bank will use the following allocation methodology to determine the amount of excess stock to repurchase from each shareholder:

  Determine the amount of total B1 and B2 excess stock outstanding to all shareholders, including mandatorily redeemable capital stock, as of March 30, 2012
  Divide the maximum amount to be repurchased ($700 million) by total B1 and B2 excess stock outstanding (mentioned above) to determine each shareholder's percentage share of the repurchase amount
  Apply the percentage to each shareholder's total B1 and B2 excess stock as of March 30, 2012, to determine the shareholder's allocated amount to be repurchased
  Repurchase Subclass B1 excess stock equal to the lesser of the shareholder's allocated Subclass B1 amount or its March 30, 2012, Subclass B1 excess stock amount, not to exceed the amount of such shareholder's Subclass B1 excess stock on the Repurchase Date
  Repurchase Subclass B2 excess stock equal to the lesser of the shareholder's allocated Subclass B2 amount or its March 30, 2012, Subclass B2 excess stock amount, not to exceed the amount of such shareholder's Subclass B2 excess stock on the Repurchase Date